SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN ENERGY PRODUCTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-2945581
(State of Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6073 Hwy 281 South, Mineral Wells, Texas	76067
(Address of principal executive offices)	(Zip Code)

American Energy Production, Inc. 2008 Non-Qualified Stock Option Plan
(Full Title of Plan)

Charles Bitters
6073 Hwy 281 South
Mineral Wells, TX 76067
210-410-8158
 (Name, Address and Telephone Number of Agent for Service)

Copy to:
Michael Golightly
59 West 100 South
Second Floor
Salt Lake City, Utah 84101
Telephone 801-575-8073, Ext 105
Facsimile 801-575-8092

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to	Proposed Maximum	Proposed Maximum	Amount of
to Be Registered	Be Registered (2)	Offering Price per Share (2)	Aggregate Offering Price (2)	Registration Fee
Common Stock, $0.001 par	10,000,000 shares	$0.16	$1,600,000	$89.28
value under the 2008 American Energy Production, Inc. 2008 Non-Qualified Stock Option Plan

(1)
This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2)
The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 10,000,000 shares by $0.16, the closing price for the Common Stock reported on the OTC Bulletin Board as of September 25, 2008.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to introductory note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

American Energy Production, Inc. (“American Energy”) is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a) American Energy’s Annual Report on Form 10-KSB for the year ended December 31, 2007.

(b) American Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(c) American Energy’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008;

(d) American Energy’s Current Report on Form 8-K dated May 27, 2008, filed on June 3, 2008;

(e)  The description of American Energy’s Common Stock contained in the Company’s initial Form SB-2 Registration Statement filed on December 27, 2000.

American Energy is also incorporating by reference all documents hereafter filed by American Energy pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

      Michael Golightly, Esq., counsel to American Energy has passed upon the validity of the shares registered pursuant to this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

Our certificate of incorporation provides that members of our board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.                         Exhibits.

4.1 American Energy Production, Inc. 2008 Non-Qualified Stock Option Plan dated September 30, 2008

5 Opinion of Michael Golightly, Esq.

23.1 Consent of Moore & Associates, Chartered

23.2 Consent of Michael Golightly, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.                         Undertakings.

American Energy Production, Inc. hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of American Energy pursuant to the provisions of the Delaware General Corporation Law or otherwise, American Energy has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by American Energy of expenses incurred or paid by a director, officer or controlling person of American Energy in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, American Energy will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, American Energy Production, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mineral Wells, State of Texas on the 30th day of September, 2008.

AMERICAN ENERGY PRODUCTION, INC.

By:	/s/ Charles Bitters
Charles Bitters
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on September 30, 2008.

/s/ Charles Bitters
Charles Bitters,
Chief Executive Officer and Director

/s/ Joe Christopher
Joe Christopher,
Director